EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155960) and Form S-8 (File Nos. 33-34694, 333-25945, 33-59739, 333-77125, 333-88912, 333-101524, 333-119308, 333-134592, 333-129815) of Foster Wheeler AG of our report dated February 24, 2009, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of Foster Wheeler Ltd., which appears in this Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 24, 2009